WLK/ 1/8/96

                      COLONIAL STRATEGIC BALANCE FUND
                          FUND YIELD CALCULATION
                      (CALENDAR MONTH-END METHOD)
                      30-DAY BASE PERIOD ENDED 10/31/95


                                    a-b       6
                     FUND YIELD = 2 ----- +1  -1
                                    c-d
                                                                  ADJUSTED
                                                     YIELD          YIELD*
 a = dividends and interest earned during          -------------- ------------
     the month ...............................      $137,855        $137,855

 b = expenses (exclusive of distribution fee)
     accrued during the month.................        40,204          48,338

 c = average dividend shares outstanding
     during the month ........................     3,281,226       3,281,226

 d = class A maximum offering price per share
     on the last day of the month ............        $12.23          $12.23

     CLASS A YIELD .........................           2.94%           2.70%
                                                      ======          ======
     Class A yield/(1-Load)
     ie: 2.94%/(1-.0475)=yield on NAV=  3.09%
     Less:  Distribution fee         (.75)

                                  ----
    CLASS B YIELD ..........................          2.34%           2.08%
                                                     ======          ======
    CLASS D YIELD ..........................          2.31%           2.05%
                                                     ======          ======


             * Without voluntary expense limit.